Exhibit 99.1

Certara to Acquire Chemaxon to Strengthen Drug Discovery Software Portfolio

Combined organization brings broader predictive capabilities to drug discovery at scale

Reiterates full year 2024 guidance

Radnor, PA – July 9, 2024 - Certara, Inc. (Nasdaq: CERT), a global leader in model-informed drug development, today announced it has signed a definitive agreement to acquire Chemaxon, a leading provider of cheminformatics software. The transaction is expected to close in the second half of 2024, subject to regulatory approval and other customary closing conditions.

Chemaxon develops leading software products for chemical structure drawing, property prediction, search, and analysis. Used by research scientists globally, Chemaxon software helps to digitize the design, make, test and analyze (DMTA) lifecycle to discover the best new chemical leads. Certara and Chemaxon have had a long-term partnership spanning ten years, providing integrated solutions to the life sciences industry. The acquisition strategically positions Certara in the drug discovery biosimulation market at scale. It complements Certara’s existing biosimulation portfolio which is widely used in later phases of drug development. Together, Certara and Chemaxon will offer life sciences companies a comprehensive data and predictive analytics platform, improving decision-making from discovery through commercialization.

In 2024, Chemaxon is expected to generate software revenue greater than $20 million. Chemaxon has a revenue growth profile comparable to Certara’s software business and is expected to reach an adjusted EBITDA margin near Certara’s corporate average by the end of 2025.

“The combination of Chemaxon and Certara unites two complementary businesses with a shared mission of reducing drug development costs and risks to develop new medicines faster,” said William Feehery, CEO of Certara. “Together, we can enhance prediction and analytical capabilities in drug discovery by leveraging biosimulation and generative AI.”

“Certara and Chemaxon share a common vision of advancing science and innovation in life sciences,” said Richard Jones, CEO of Chemaxon. “Together, we will offer clients the ability to broadly conduct in-silico research to inform better decision-making at every phase of development. Our teams are motivated by accelerating breakthrough medicines to patients and reducing both time to market and the cost of research and development through our combined solutions.”

A “frequently asked questions” document regarding the transaction is available on the Company’s investor relations website.

2024 Financial Outlook

Certara, excluding Chemaxon, is reiterating 2024 revenue, adjusted EBITDA margin, and adjusted diluted earnings per share guidance consistent with the May 7th earnings call. Following transaction close, Certara will update its 2024 guidance to include contribution from Chemaxon and expects to maintain its 2024 adjusted EBITDA margin guidance of 31-33%.

EBITDA, adjusted EBITDA margin, and adjusted diluted earnings per share are non-GAAP financial measures. Please see “A Note on Non-GAAP Financial Measures” for additional information.

About Certara

Certara accelerates medicines using biosimulation software, technology and services to transform traditional drug discovery and development. Its clients include more than 2,400 biopharmaceutical companies, academic institutions, and regulatory agencies across 66 countries. Learn more at certara.com.

About Chemaxon

Chemaxon is a leading cheminformatics company that provides platforms, applications, and solutions to handle chemical entities in life sciences, biotechnology, agrochemicals, new materials, education, and other research industries. Its products and services help the capture and processing of chemical information that increases its value and results in more efficient decision making for life sciences and other R&D environments. Learn more at chemaxon.com.

Forward-Looking Statements

This press release contains certain statements that constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Certara’s acquisition of Chemaxon and Certara’s full-year 2024 guidance. These statements typically contain words such as “believe,” “may,” “potential,” “will,” “plan,” “could,” and “expects” or the negative of these words or other similar terms or expressions. Actual results may differ materially from those described in the forward-looking statements and are subject to a variety of assumptions, uncertainties, risks and factors, which may be beyond our control, including the factors detailed under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and elsewhere in the Company’s Securities and Exchange Commission (“SEC”) filings and reports, including the Annual Report on Form 10-K filed by the Company with the SEC on February 22, 2024. Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, we expressly disclaim any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.

A Note on Non-GAAP Financial Measures

This press release contains “non-GAAP measures,” which are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, the Company makes use of the non-GAAP financial measures adjusted EBITDA, adjusted EBITDA margin, and adjusted diluted earnings per share, which are not recognized terms under GAAP. These measures should not be considered as alternatives to measures of financial performance, or any other performance measure derived in accordance with GAAP. Please note that the Company has not reconciled the forward-looking non-GAAP guidance included in this press release to the most directly comparable GAAP measures because this cannot be done without unreasonable effort. For additional information, please refer to the Company’s first quarter 2024 earnings release, furnished with the SEC on Form 8-K on May 7, 2024.

Contacts:

Investor Relations Contact:

David Deuchler

Gilmartin Group

ir@certara.com

Media Contact:

Alyssa Horowitz

Pan Communications

certara@pancomm.com